Exhibit 10.2

TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT (this “Agreement”), dated as of September 23, 2010, is by and among Sun Healthcare Group, Inc., a Delaware corporation (“Sun”), Sabra Health Care REIT, Inc., a Maryland corporation and currently a direct, wholly-owned subsidiary of Sun (“Sabra”), and SHG Services, Inc., a Delaware corporation and currently a direct, wholly-owned subsidiary of Sun (which is expected to be renamed “Sun Healthcare Group, Inc.” in connection with the Share Distribution and the REIT Conversion Merger (each as defined below) (“SpinCo”).

RECITALS

WHEREAS, Sun Healthcare Group, Inc., a Delaware corporation (“Sun”), is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal Income Tax Returns;

WHEREAS, the board of directors of Sun has determined that it is appropriate and desirable to separate Sun and its subsidiaries into two publicly-owned companies so that (i) the assets and liabilities relating to substantially all of Sun’s owned real property are allocated to Sabra (the “Sabra Business”) and (ii) the other assets and liabilities relating to the historical operations of Sun are allocated to SpinCo (the “SpinCo Business”);

WHEREAS, in order to effectuate the foregoing, Sun, Sabra and SpinCo will enter into a Distribution Agreement, substantially in the form of Exhibit 2.2 attached to the Form S-4 filed with the Securities and Exchange Commission by Sabra (the “Distribution Agreement”), which provides for, among other things, subject to the conditions and upon the terms set forth therein, the Corporate Restructuring Transactions (as defined below), the assumption by Sabra and SpinCo of certain liabilities, the Share Distribution (as defined below) and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, pursuant to the Distribution Agreement, Sun will distribute to its stockholders on a pro rata basis all of the issued and outstanding shares of SpinCo common stock (“SpinCo Common Stock”) upon the terms and subject to the conditions set forth in the Distribution Agreement (the “Share Distribution”);

WHEREAS, the respective boards of directors of Sun and Sabra have approved the merger of Sun with and into Sabra immediately following the Share Distribution (the “REIT Conversion Merger”), with Sabra being the surviving corporation in the REIT Conversion Merger;

WHEREAS, the parties hereto intend that Sabra will succeed to the tax attributes of Sun under Section 381 of the Code;

WHEREAS, the parties hereto intend to report the Share Distribution as a Taxable Distribution (as defined below);

WHEREAS, after the Distribution Date (as defined below), neither SpinCo nor any of the SpinCo Subsidiaries (as defined below) will be a member of the Sabra Affiliated Group (as defined below) for federal Income Tax purposes;

WHEREAS, after the REIT Conversion Merger, the Sabra Affiliated Group shall continue and Sabra shall be the common parent of the Sabra Affiliated Group for federal Income Tax purposes; and

WHEREAS, the Sabra Group and the SpinCo Group (as defined below) desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for the periods before, on and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

General. Capitalized terms used in this Agreement have the meanings set forth in this Agreement or, when not so defined, in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning set forth in the Distribution Agreement.

“Agreement” means this Tax Allocation Agreement as the same may be amended from time to time.

“Ancillary Agreements” has the meaning set forth in the Distribution Agreement.

“Applicable Law” means all applicable laws, statutes, ordinances, orders, decrees, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards entered, by any Governmental Entity.

“Code” has the meaning set forth in the first recital.

“Combined Return” has the meaning set forth in Section 2.08.

“Consolidated Return” means any Tax Return with respect to U.S. federal Income Taxes filed by the Sabra Affiliated Group pursuant to Section 1501 of the Code.

“Corporate Restructuring Transactions” has the meaning set forth in the Distribution Agreement.

“Covered Group Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) that includes one or more members of both the SpinCo

Group and the Sabra Group for a period that ends prior to or includes the Distribution Date.

“Covered Group Tax” means any Tax reportable on a Covered Group Return.

“CPR Rules” has the meaning set forth in the Distribution Agreement.

“Distribution Agreement” has the meaning set forth in the third recital.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Estimated SpinCo Tax Liability Amount” is an amount equal to the estimated amount that New Sun would be obligated to pay to Sabra pursuant to section 2.03 hereof with respect to SpinCo Taxes for the 2010 taxable year. New Sun will propose an amount to Sabra and New Sun and Sabra shall work together in good faith and with due regards to the merits of the issues to review such proposal and shall jointly determine the final amount on or before October 15th, 2010. The amount proposed by New Sun shall be increased and adjusted as necessary to reflect such agreement, provided however, that no such adjustment shall be made if absent such adjustment the amount of payments that would be made by New Sun to Sabra pursuant to Section 2.03 with respect to the 2010 taxable year (or portions thereof) after taking into account New Sun’s original proposal, is estimated to be less than $1,000,000.

“Final Determination” means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Governmental Entity” means any supranational, national, federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, board, commission or other authority thereof, any arbitral tribunal, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Income Tax” (and, with correlative meaning, “Income Taxes”) means any Tax measured by or imposed on or in lieu of net or gross income (including alternative minimum tax under Section 55 of the Code) and including any liability described in clause (ii) of the definition of “Tax” that relates to any such Tax. In addition to, and without limiting the foregoing, as to Sabra, the term “Income Taxes” includes any and all taxes and other amounts payable pursuant to Sections 337(d), 856(c)(7)(C), 857(b), 860(c) or 4981 of the Code, including any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifiable Losses” means the amount for which SpinCo is liable under Section 2.03(a) and any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, in each case, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Proceedings; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; reasonable out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Proceedings or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Proceedings) related thereto.

“Indemnified Party” means a Sabra Indemnified Party or a SpinCo Indemnified Party.

“Independent Firm” has the meaning set forth in Article VII.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Liabilities” has the meaning set forth in the Distribution Agreement.

“Liens” means any obligation or the loss of a benefit under, or the creation of any material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“No Gross Income Opinion” has the meaning set forth in Section 3.02(a).

“Qualifying Income” has the meaning set forth in Section 3.02(a).

“Person” has the meaning set forth in the Distribution Agreement.

“Pre-Distribution Period” means any Taxable period (or portion thereof) that ends on or before the close of the Distribution Date and the portion of any Straddle Period ending on or before the Distribution Date.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Proceeding” means any suit, litigation, action, arbitration, proceeding, claim, charge, investigation or other proceeding.

“Qualifying Income” has the meaning set forth in Section 3.02(a).

“REIT” means an entity that is a real estate investment trust within the meaning of Section 856 of the Code.

“REIT Conversion Merger” has the meaning set forth in the fifth recital of this Agreement.

“Restructuring Taxes” mean any Taxes arising as a result of the Corporate Restructuring Transactions or the Share Distribution.

“Sabra” has the meaning set forth in the preamble.

“Sabra Affiliated Group” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Sun (i.e., Sabra following the REIT Conversion Merger) is the common parent (or any predecessor or successor to such affiliated group).

“Sabra Business” has the meaning set forth in the second recital.

“Sabra Group” means Sabra and each of Sabra’s Subsidiaries (other than any member of the SpinCo Group) and each other Person that is either controlled directly or indirectly by Sabra following consummation of the Corporate Restructuring Transactions and the Distribution.

“Sabra Indemnified Parties” means each member of the Sabra Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Sabra Subsidiary” has the meaning set forth in the Distribution Agreement.

“Share Distribution” has the meaning set forth in the fourth recital.

“Specified REIT Requirements” has the meaning set forth in Section 3.02(a).

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Affiliated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(a)(1) through (8)) of which SpinCo is the common parent, determined immediately after the Share Distribution (and any predecessor or successor to such affiliated group other than the Sabra Affiliated Group).

“SpinCo Assets” has the meaning set forth under the definition of “New Sun Assets” in the Distribution Agreement.

“SpinCo Business” has the meaning set forth in the second recital.

“SpinCo Common Stock” has the meaning set forth in the fourth recital.

“SpinCo Group” means SpinCo, each Subsidiary of SpinCo and each other Person that is either controlled directly or indirectly by SpinCo immediately after the Distribution Date.

“SpinCo Indemnified Parties” mean each member of the SpinCo Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“SpinCo Subsidiary” has the meaning set forth under the definition of “New Sun Subsidiaries” in the Distribution Agreement.

“SpinCo Taxes” means (i) all Taxes (including any Restructuring Taxes) that are reportable on any Covered Group Tax Return with respect to a Taxable period ending on or before the Distribution Date or which includes the Distribution Date but which is not a Straddle Period, (ii) SpinCo’s share of all Straddle Taxes that are reportable on any Covered Group Tax Return with respect to a Straddle Period and (iii) the amount for which SpinCo is liable under Section 2.04. In the case of any Straddle Period, Spinco’s share of Straddle Taxes shall be the Straddle Taxes attributable to the portion of such Straddle Period ending on the day before the Distribution Date, determined on a closing of the books method and the parties shall jointly determine an equitable method of allocating any net operating loss or other tax attribute carryover between Spinco’s share of such taxes and Sabra’s.

“SpinCo Tax Returns” has the meaning set forth in Section 2.01(e) of this Agreement.

“Straddle Period” shall mean any complete Taxable period that includes but does not end on the Distribution Date, but only with respect to Straddle Taxes.

“Straddle Taxes” shall mean (i) any Tax which is not an Income Tax, other than any Restructuring Taxes or Transfer Taxes and (ii) any state or local Income Tax in any jurisdiction where Sun or any Sun Subsidiary is liable to tax and did not have net operating losses or other Tax attribute carryovers sufficient to offset its projected income for the entire Straddle Period.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, including (i) any federal, state, municipal, county, local, foreign or other Governmental Entity net income, gross income, receipts, windfall profit, severance, real, personal, tangible, escheatable, unclaimed or abandoned property, goods and services, value added, estimated, capital stock, production, sales, use, license, excise, franchise, employment, unemployment, social security, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, including any fines, penalties or interest arising under ERISA; and (ii) any liability for payments of a type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group, or under a tax sharing, tax allocation, tax indemnity or other agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations Sections 1.1502-79 and 1.1502-79A or comparable provisions of foreign, state or local tax law), or a minimum tax credit or general business credit.

“Tax Carryback Attribute” has the meaning specified in Section 2.07.

“Tax Controversy” has the meaning set forth in Section 4.01(a).

“Taxing Authority” (and, with correlative meaning, “Taxing Authorities”) means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Records” means Covered Group Returns and Tax Returns of the Sabra Group and all notes, workpapers, correspondence and other records related thereto.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxable Distribution” means a distribution that would not qualify as a distribution described in Section 355 of the Code.

“Third Party Claim” has the meaning set forth in the Distribution Agreement.

“Transfer Taxes” has the meaning set forth in Section 2.04.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

ARTICLE II

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

SECTION 2.01 Obligations to File Tax Returns.

(a) Sun shall prepare and timely file or cause to be prepared and timely filed all Tax Returns, including Covered Group Returns, with respect to any member of the SpinCo Group or the Sabra Group that are due (after taking into account any extensions properly filed) on or before the Distribution Date.

(b) From and after the Distribution Date, Sabra (x) shall prepare and timely file or cause to be prepared and timely filed all Covered Group Returns and (y) shall be responsible for any Tax Returns with respect to any member of the Sabra Group.

(c) From and after the Distribution Date, SpinCo shall be responsible for any Tax Returns with respect to any member of the SpinCo Group not described in paragraph (b) above.

(d) All Covered Group Returns and all other Tax Returns relating to any member of the SpinCo Group that are required to be filed by Sabra pursuant to this Agreement, shall (to the extent permitted by Applicable Laws) be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable Tax Returns filed before the date of this Agreement; provided, that a different method can be used (x) with the prior written consent of SpinCo, which consent shall not be unreasonably withheld or (y) to the extent necessary to comply with any change in Applicable Laws. Without limiting the foregoing, SpinCo shall take all actions as SpinCo may reasonably be requested to take by Sabra in order to effectuate this Section 2.01(d); provided, that if and to the extent such actions have an adverse effect on SpinCo, including, without limitation, on SpinCo’s ability to use any otherwise available Tax Attribute, Sabra shall indemnify SpinCo for the full amount of such adverse effect as agreed to by the parties. If Sabra and SpinCo are unable to agree upon such amount, then the provisions of Article VII of this Agreement shall govern the dispute and SpinCo shall take such actions as reasonably requested by Sabra pursuant to this Section 2.01(d) pending resolution of such dispute and thereafter to the extent required pursuant to Article VII.

(e) SpinCo shall bear 100% of out-of-pocket costs incurred in preparing any Tax Returns with respect to SpinCo Taxes (the “SpinCo Tax Returns”), including fees for the accountants and attorneys selected by SpinCo in its sole reasonable discretion on a basis comparable with past practice, which accountants and professionals shall be engaged by Sabra to prepare the SpinCo Tax Returns; provided, that the retention of BDO USA, LLP is hereby deemed to be reasonable. If Sabra determines that it has a claim against BDO USA, LLP with respect to the preparation of a SpinCo Tax Return, then (x) Sabra will pursue its claim against BDO USA, LLP and (y) SpinCo will direct Sabra and pay Sabra’s cost in pursuing such claim. In the event that Sabra retains any accountants or attorneys that are not described in the first sentence of this Section 2.01(e) to review such Tax Returns, Sabra shall be responsible for such costs.

(f) SpinCo shall deliver (or shall cause to be delivered) to Sabra a pro forma set of any Tax Returns prepared pursuant to Section 2.01(e) of this Agreement at least thirty (30) days prior to the due date for any such Tax Return for Sabra’s review and comments, and with respect to each such Tax Return, SpinCo shall consider in good faith any reasonable changes requested by Sabra. If SpinCo does not accept any change, modification, addition or deletion suggested by Sabra, then the provisions of Article VII of this Agreement shall govern the dispute. If the dispute has not been resolved prior to the due date for filing the relevant Tax Return, it shall be filed as originally proposed by SpinCo (reflecting any items agreed to by the parties).

SECTION 2.02 Obligation to Remit Taxes. Sabra and SpinCo shall each timely remit or cause to be timely remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 2.01.

SECTION 2.03 Tax Indemnity; Prior Agreements; Refunds.

(a) From and after the Distribution Date, SpinCo shall indemnify, defend and hold harmless the Sabra Indemnified Parties from and against any and all Indemnifiable Losses incurred or suffered by one or more of the Sabra Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, any SpinCo Taxes. Any amount payable by SpinCo to Sabra with respect to any Tax pursuant to this Section 2.03(a) shall be reduced by any direct or indirect payments made by SpinCo or any SpinCo Affiliate with respect to such Tax after the Distribution Date to any Sabra Indemnified Party. The Sabra Indemnified Parties shall not be entitled to indemnification with respect to, and may not assert, any claim for indemnification arising out of or relating to matters described in this Section 2.03(a) in respect of any Indemnifiable Loss incurred or suffered by such Sabra Indemnified Parties unless and until the aggregate amount of all Indemnifiable Losses that the Sabra Indemnified Parties may have under this Section 2.03(a) exceeds the Estimated SpinCo Tax Liability Amount.

(b) Any and all prior Tax sharing agreements or practices between Sabra or any Sabra Subsidiary, on the one hand, and SpinCo or any SpinCo Subsidiary, on the other hand, shall automatically be terminated as of the Distribution Date (other than any such agreements set forth in the Ancillary Agreements).

(c) From and after the Distribution Date, SpinCo shall be entitled to any refund of or credit for SpinCo Taxes.

SECTION 2.04 Transfer Taxes. SpinCo shall be liable for any sales, transfer, value added or other similar Taxes or fees (including all real estate transfer Taxes, real estate recording fees, patent, copyright, and trademark recording fees and similar items relating to patents, copyrights and trademarks) payable in connection with the transactions contemplated by the Distribution Agreement (the “Transfer Taxes”). The parties agree to timely sign and deliver such certificates or forms as are requested by the other party and may be necessary or appropriate to enable such party to file promptly and timely the Tax Returns for such Transfer Taxes with the appropriate Taxing Authorities and remit payment of the Transfer Taxes.

SECTION 2.05 Options; Pre-Closing vs. Post Closing Issues.

(a) Notwithstanding any other provision of this Agreement, any amount arising by virtue of the exercise after the Distribution Date of any compensatory option to acquire Sabra Common Stock or the vesting after the Distribution Date of any restricted stock units in Sabra, shall be deductible by Sabra, except as otherwise determined by a Final Determination.

(b) To the extent required by Applicable Laws, the Taxable year of each member of the SpinCo Group shall close at the end of the Distribution Date and the Taxable income for Income Tax purposes of such member of the SpinCo Group shall be apportioned to the period up to and including the Distribution Date and the period after the Distribution Date by closing the books of the SpinCo Group as of the end of the Distribution Date or using such other method as the parties hereto shall agree.

SECTION 2.06 Tax Attributes.

(a) Notwithstanding anything in this Section 2.06 to the contrary, SpinCo and Sabra shall, and shall cause their respective Subsidiaries to (i) enter into an agreement as described in Treasury Regulations Section 1.1502-95(f)(1)(ii) or any analogous provisions of state or local law (and any other documentation that the tax accountants to Sun determine is appropriate), and (ii) cooperate with one another to effect the allocation of any limitation under Section 382 of the Code (or any analogous provisions of state or local law) in accordance with (x) the procedures set forth in Treasury Regulations Section 1.1502-95 or any analogous provisions of state or local law or (y) such other reasonable method as Sabra and SpinCo may agree if there is no such state or local law.

(b) SpinCo shall advise Sabra in writing thirty (30) days before the filing of the Consolidated Return for the taxable year that includes the Distribution Date, of the allocation of any Tax Attributes among Sabra, each Sabra Affiliate, SpinCo, and each Affiliate of SpinCo as a result of the Separation and related transactions. It is the intent of the parties that Sabra shall allocate all of the limitation under Section 382 of the Code to the SpinCo Group. The parties hereby agree that SpinCo shall prepare the allocation of Tax Attributes in accordance with the principles of Treasury Regulations Section 1.1502-21 and an election shall be made under Treasury Regulation 1.1502-36(d)(6) for Sabra to reduce its tax basis in the SpinCo Common Stock distributed to their fair value. Sabra shall not elect to reattribute any tax attributes to Sabra. SpinCo shall provide a draft of such allocation and election to Sabra thirty (30) days before the filing of the Consolidated Return for the taxable year that includes the Distribution Date. Where available, the parties shall take positions equivalent to those described in this Section 2.06(b) for purposes of state and local Taxes.

(c) None of the Parties shall take any position inconsistent with the allocation of Tax Attributes pursuant to Section 2.06, except to the extent a reallocation of such Tax Attributes is required pursuant to a Final Determination or Applicable Law.

SECTION 2.07 Carryback Provisions. Unless the parties otherwise agree in writing, SpinCo shall be permitted (but not required), where permitted by Applicable Laws, to carryback any loss, credit or similar Tax Attribute arising in a Post-Distribution Period, with respect to a Covered Group Return (“Tax Carryback Attribute”) to a Pre-Distribution Period; provided that Sabra will not suffer any unindemnified adverse tax consequences, and provided further that such refund shall not adversely affect Sabra’s REIT status. Any refund or credit of Taxes resulting from the required carryback to a Covered Group Return of any Tax Carryover Attribute arising in a Post-Distribution Period shall be for the account and benefit of SpinCo. Sabra shall cooperate with all reasonable requests from SpinCo in connection with this Section 2.07.

SECTION 2.08 Combined Tax Returns. From and after the Distribution Date, if Sabra and SpinCo shall be required to file a combined Tax Return in California (a “Combined Return”), (i) Sabra shall prepare and timely file or cause to be prepared and timely filed such Combined Return; (ii) Sabra shall timely remit or cause to be timely remitted any Taxes due in respect of such Combined Return; and (iii) the respective liability of each of the parties with respect to the Taxes due in respect of such Combined Return shall be determined in accordance with Cal. Code Regs., tit. 18, § 25106.5. In the event that any other jurisdiction imposes a combined Tax Return requirement for any period or portion thereof after the Separation, the parties hereto shall cooperate in good faith with respect to such filing. Sabra and SpinCo shall cooperate in good faith to apportion the costs of preparing such combined Tax Returns (including a Combined Return) between Sabra on the one hand and SpinCo on the other hand; provided that if Sabra and SpinCo are unable to agree on an apportionment of such costs, such costs shall be paid one-half by Sabra and one-half by SpinCo.

ARTICLE III

PAYMENTS

SECTION 3.01 General Tax Payments.

(a) SpinCo shall include in the cash allocation made to Sun (i.e., Sabra after the REIT Conversion Merger) pursuant to Section 2.12 of the Distribution Agreement (and the Schedules thereto) an amount equal to the Estimated SpinCo Tax Liability Amount.

(b) Sabra shall give SpinCo prompt written notice of any indemnity or other payment that may be due under this Agreement, which payment shall be paid in accordance with Sections 3.01(c) and 3.02; provided further that any failure to notify shall not cause Sabra to forfeit substantive rights, except to the extent SpinCo is materially prejudiced thereby, which, for the avoidance of doubt, shall include, without limitation, the inability of SpinCo to appeal, challenge or otherwise contest any Tax Controversy.

(c) Except as provided in Section 3.02, any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by Sabra in such notice (or directly to the applicable Taxing Authority as specified by Sabra in such notice) or by any other method as shall be agreed upon by Sabra within thirty (30) Business Days after the later of (x) a Final Determination or (y) a written request by the party to whom the payment is due.

(d) If any party required to make a payment hereunder fails to make such payment within the time period specified in Section 3.01(c) of this Agreement, the amount due shall be subject to interest from and including the date payment is due through and including the date upon which payment is received, at a rate equal to the sum of two percent (2%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal (New York Edition) calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

SECTION 3.02 REIT Savings Escrow

(a) With respect to any period in which Sabra has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement, any payments otherwise to be made by SpinCo under Sections 2.03(a) and 3.01 hereof for any calendar year shall not exceed the sum of (i) the amount that it is determined will not be gross income of Sabra for purposes of the requirements of Sections 856(c)(2) and (3) of the Code for any period in which Sabra has made an election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by Sabra, which such opinion shall be reasonably satisfactory to Sabra (such opinion is referred to as a “No Gross Income Opinion”) plus (ii) such additional amount that it is estimated can be paid to Sabra in such taxable year without causing Sabra to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)(I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to Sabra during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to Sabra, and (B) submitted to and approved by Sabra’s outside tax counsel, and (iii) in the event that Sabra receives a ruling from the IRS holding that Sabra’s receipt of the additional amount otherwise to be paid under this Agreement either would constitute Qualifying Income or would be excluded from gross income of Sabra for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the aggregate payments otherwise required to be made under this Agreement (determined without regard to this Section 3.02) less the amount otherwise previously paid under clauses (i) and (ii) above.

(b) SpinCo shall place the full amount of any payments otherwise to be made by SpinCo under Sections 2.03 and 3.01(c) in a mutually agreed escrow account upon mutually acceptable terms (which shall provide that (i) the amount in the escrow account shall be treated as the property of SpinCo, unless it is released from such escrow account to any Sabra Indeminified Party, (ii) all income earned upon the amount in the escrow account shall be treated as the property of SpinCo and reported, as and to the extent required by law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by SpinCo whether or not said income has been distributed during such taxable year and (iii) any portion thereof shall not be released to the Sabra Indemnified Parties unless and until SpinCo receives any of the following: (x) a letter from Sabra’s independent tax accountants, submitted to and approved by Sabra’s outside tax counsel, indicating the amount that it is estimated can be paid at that time to the Sabra Indemnified Parties without causing Sabra to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, or (y) an opinion of outside tax counsel selected by Sabra, such opinion to be reasonably satisfactory to Sabra, to the effect that, based upon a change in law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid under this Agreement either would be excluded from gross income of Sabra for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events SpinCo shall pay to the applicable Sabra Indemnified Parties the lesser of the unpaid amounts due under this Agreement (determined without regard to this Section 3.02) or the maximum amount stated in the letter referred to in (iii)(x), above).

(c) Any amount held in escrow pursuant to Section 3.02(b) for five (5) years shall be released from such escrow to be used as determined by SpinCo in its sole and absolute discretion.

(d) Sabra shall bear all costs and expenses with respect to the escrow.

(e) SpinCo shall cooperate in good faith to amend this Section 3.02 at the reasonable request of Sabra in order to (i) maximize the portion of such payment that may be distributed to Sabra hereunder without causing Sabra to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Sabra’s chances of securing a favorable ruling described in this Section 3.02, or (iii) assist Sabra in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 3.02. Sabra shall reimburse SpinCo for the reasonable costs and expenses of such cooperation.

SECTION 3.03 Characterization of Payments. SpinCo and Sabra agree to treat for all Tax purposes any payment made pursuant to this Agreement, the Distribution Agreement or any Ancillary Agreement (other than the Lease Agreements) as relating back to the cash allocation made in accordance with Section 2.12 of the Distributon Agreement and Section 3.01(a) of this Agreement and, accordingly, as a nontaxable adjustment to the amount of cash transferred by SpinCo to Sun. The parties to this Agreement shall not take any position inconsistent with such intention before any Taxing Authority, except to the extent that a Final Determination with respect to the recipient party causes any such payment not to be so treated.

ARTICLE IV

TAX CONTROVERSY PROCEDURES

SECTION 4.01 Tax Controversy Procedures.

(a) SpinCo shall have the right to control the conduct and disposition of all audits or other proceedings with respect to any Covered Group Tax. SpinCo shall have the right, in its reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Tax controversy, including (without limitation) any audit, protest or claim for refund, competent authority proceeding and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”), with respect to any Covered Group Tax; provided, however, that SpinCo shall not settle such proceeding without the prior written consent of Sabra, which consent shall not be unreasonably withheld (it being understood that withholding consent to any settlement that could adversely affect Sabra’s ability to elect or to retain REIT status, as determined by Sabra in its discretion, shall be reasonable). Such control rights shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax issue and Sabra shall issue to SpinCo any powers of attorney or consents as are necessary to permit SpinCo to exercise such rights. Any costs incurred in the handling or contesting of a Tax Controversy shall be borne by SpinCo.

(b) Notwithstanding the foregoing, to the extent any such Tax Controversy relates to (i) any Tax Return with respect to any member of the Sabra Group or any Combined Return, or (ii) the tax treatment of the Share Distribution, Sabra shall have the right to participate in such Tax Controversy at its own expense and, SpinCo shall not settle such proceeding without the prior written consent of Sabra, which consent shall not be unreasonably withheld (it being understood that withholding consent to any settlement that could adversely affect Sabra’s ability to elect or to retain REIT status, as determined by Sabra in its discretion, shall be reasonable). SpinCo shall issue to Sabra any powers of attorney or consents as are necessary to permit Sabra to so participate.

ARTICLE V

COOPERATION

The following provisions shall apply from and after the Distribution Date.

SECTION 5.01 Inconsistent Actions. Each party to this Agreement agrees to, and to cause each of its Affiliates to, in the absence of a controlling change in Applicable Laws or circumstances and unless otherwise required by a Final Determination, report on all Tax Returns the Tax consequences of the transactions undertaken pursuant to the Ancillary Agreements in accordance with the positions taken with respect to such transactions to the extent reported on Covered Group Returns filed in respect of such transactions.

SECTION 5.02 Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies. In addition to any obligations imposed pursuant to the Distribution Agreement, each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, redetermination, examination, investigation, dispute or litigation involving any Tax Return required to be filed by such other party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (A) the execution and delivery to such other party of any power of attorney required to allow such other party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article IV, and (B) making available, during normal business hours, and within 15 days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with the preparation of any Tax Return or any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or any other matter.

SECTION 5.03 REIT Status.

(a) The parties hereto acknowledge that Sabra intends to qualify as a REIT commencing no earlier than its taxable year beginning on January 1, 2011. Notwithstanding anything to the contrary in this Agreement, SpinCo shall (i) cooperate with Sabra in good faith, at Sabra’s sole cost and expense, to provide such documentation and/or information, as Sabra may reasonably request to ensure Sabra’s compliance with the Specified REIT Requirements and (ii) not take any action (including, without limitation, under Section 2.01(d) of this Agreement) that Sabra provides notice to SpinCo could reasonably be expected to cause Sabra to fail to qualify as a REIT for any taxable year; provided, that if and to the extent such actions have an adverse effect on SpinCo, including, without limitation, on SpinCo’s ability to use any otherwise available Tax Attribute, Sabra shall indemnify SpinCo for the full amount of such adverse effect as agreed to by the parties. If Sabra and SpinCo are unable to agree upon such amount, then the provisions of Article VII of this Agreement shall govern the dispute and SpinCo shall take such actions as reasonably requested by Sabra pursuant to this Section 5.03(a) pending resolution of such dispute and thereafter to the extent required pursuant to Article VII.

(b) For as long as SpinCo (or any successor to or subsidiary or affiliate of SpinCo) is a tenant of Sabra (or any successor to or subsidiary or affiliate of Sabra), anything contained in this Agreement to the contrary notwithstanding, SpinCo (or any successor to or subsidiary or affiliate of SpinCo) shall cooperate with Sabra in good faith, at Sabra’s sole cost and expense, to provide such documentation and/or information as Sabra may reasonably request regarding the holders of capital stock in SpinCo (or any successor to or subsidiary or affiliate of SpinCo) in order for Sabra to ascertain whether amounts received by Sabra (or any successor to or subsidiary or affiliate of Sabra) would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

SECTION 5.04 Cooperation with Respect to Earnings and Profits. SpinCo will timely cooperate with Sabra and its advisers in calculating the current and accumulated earnings and profits of Sabra and in making estimates of such amounts to assist Sabra in determining the amount of such earnings and profits to enable Sabra to meet its distribution requirements under Section 857(a)(2) of the Code (and, for the avoidance of doubt, any materials (including workpapers) that PricewaterhouseCoopers LLP created for Sun to determine its earnings and profits shall be made available by SpinCo to Sabra).

ARTICLE VI

RETENTION OF TAX RECORDS; ACCESS

SECTION 6.01 Retention of Tax Records. The SpinCo Group shall preserve, and shall cause its affiliates to preserve, all Tax Records, which could affect the liability of any member of the Sabra Group for Taxes, for so long as the contents thereof may become material in the administration of any matter under Applicable Laws, but in any event until the later of (x) 30 days after the expiration of any and all applicable statutes of limitation, in each case as extended, and (y) seven years following the Share Distribution.

SECTION 6.02. Access to Tax Records. On or after the Distribution Date, upon Sabra’s written request, SpinCo shall make available to Sabra to copy all Tax Records referenced in Section 6.01 until the expiration of the period set forth in Section 6.01. Thereafter, for a period of seven years following the Share Distribution, upon Sabra’s written request, SpinCo shall make available to Sabra to copy all such Tax Records.

ARTICLE VII

DISPUTES

From and after the Distribution Date, if SpinCo and Sabra cannot agree on the calculation of any liability under this Agreement, the preparation of a Tax Return, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this Article VII. Within thirty (30) days following the receipt of such written notice, SpinCo and Sabra shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the 30 day period, then each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Article VII. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall have 90 days from the date that it is selected in which to make such determinations, unless SpinCo and Sabra mutually agree on an extension of such period or the

Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. SpinCo and Sabra shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, SpinCo and Sabra shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute.

ARTICLE VIII

SURVIVAL OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities under this Agreement shall survive for sixty (60) days following any applicable statute of limitation; provided, however, that each party may continue to demand the full amount of payment to be made with respect to any such liabilities under this Agreement and such liabilities shall continue to survive until paid in full in accordance with this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Entire Agreement; Construction. This Agreement, the Distribution Agreement, and the other Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Ancillary Agreements, the provisions of this Agreement shall control.

SECTION 9.02 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distribution Date.

SECTION 9.03 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.04 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

If to Sun:

c/o Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, California 92612

Facsimile: (949) 255-7057

Attention: Chief Executive Officer

with a copy to:

c/o Sabra Health Care REIT, Inc

18500 Von Karman, Suite 550

Irvine, California 92612

Facsimile: (949) 255-7057

Attention: General Counsel

If to SpinCo:

c/o Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Facsimile: (949) 255-7055

Attention: Chief Executive Officer

with a copy to:

c/o Sun Healthcare Group, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Facsimile: (949) 255-7057

Attention: General Counsel

If to Sabra:

Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, California 92612

Facsimile: (949) 255-7055

Attention: Chief Executive Officer

with a copy to:

Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, California 92612

Facsimile: (949) 255-7057

SECTION 9.05 Consent to Jurisdiction. Sabra and SpinCo irrevocably agree that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and Sabra and SpinCo hereby irrevocably submit with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Sabra and SpinCo hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 9.06 Amendments. This Agreement cannot be amended except by a written agreement executed by SpinCo and Sabra.

SECTION 9.07 Assignment. No party to this Agreement will (or permit any of the members of its Group to) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion. Any conveyance, assignment or transfer requiring the prior written consent of the other parties pursuant to this Section 9.07 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of SpinCo under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of SpinCo, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and SpinCo shall not enter into any agreement for any such transaction that does not so expressly provide in writing. The obligations of Sabra under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of Sabra, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and Sabra shall not enter into any agreement for any such transaction that does not so expressly provide in writing.

SECTION 9.08 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

SECTION 9.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 9.10 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

SECTION 9.11 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

SECTION 9.12 Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of either Sabra or SpinCo in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Sabra or SpinCo of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 9.13 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

SECTION 9.14 Performance. Sabra will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their respective Subsidiaries. SpinCo will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of its Subsidiaries.

SECTION 9.15 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.16 Interpretation. Any reference herein to any federal, state, local or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

SECTION 9.17 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Sabra and SpinCo and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

SECTION 9.18 Rescission. Notwithstanding anything to the contrary set forth in this Agreement, if the Share Distribution does not occur on or prior to December 31, 2010, this Agreement shall be rescinded in all respects and shall be null and void. In such event, the parties agree to take all action required to reverse, cancel or otherwise to effect the rescission of this Agreement and to execute and deliver such other consents, instruments or other documents as are reasonably required in connection therewith.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have caused this Tax Allocation Agreement to be executed by their duly authorized representatives.

SUN HEALTHCARE GROUP, INC.

By:	/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer

SHG SERVICES, INC.

By:	/s/ Michael Newman
Name: Michael Newman
Title: Vice President

SABRA HEALTH CARE REIT, INC.

By:	/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer

TAX ALLOCATION AGREEMENT